AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                     M.C.M. ENVIRONMENTAL TECHNOLOGIES, INC.

                   (originally incorporated on March 14, 2001)

         The undersigned, Yoav Millet, being the President of M.C.M. Environmental Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, on behalf of said corporation, hereby certifies as follows:

         FIRST:   The name of the corporation (the "CORPORATION") is M.C.M.
Environmental Technologies, Inc.

         SECOND: The certificate of incorporation of the Corporation as in effect on the date hereof is hereby amended and restated to read in its entirety as set forth on Exhibit A hereto (the "AMENDED AND RESTATED CERTIFICATE OF INCORPORATION").

         THIRD:   The Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate this 17th day of December, 2002.

                                        M.C.M. ENVIRONMENTAL TECHNOLOGIES, INC.

                                        By: /s/ Yoav Millet
                                           ------------------------------------
                                        Name:   Yoav Millet
                                        Title:  President

                                                                       EXHIBIT A
                                                                       ---------
                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES, INC.

                                    ARTICLE I
                                    ---------

         The name of the corporation is M.C.M. Environmental Technologies, Inc. (the "Corporation").

                                   ARTICLE II
                                   ----------

         The registered office of the Corporation is to be located in the City of Wilmington, County of New Castle, in the State of Delaware. The name of its registered agent is the Corporation Service Company, whose address is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

                                   ARTICLE III
                                   -----------

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV
                                   ----------

         (A) Capital Stock. The Corporation is authorized to issue three classes of shares of capital stock to be designated respectively Class A Common Stock, Class B Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 500,000 shares. The total number of shares of Class A Common Stock that the Corporation is authorized to issue is 275,000. The total number of shares of Class B Common Stock that the Corporation is authorized to issue is 25,000. The total number of shares of

Preferred Stock that the Corporation is authorized to issue is 200,000. The Class A Common Stock, the Class B Common Stock and the Preferred Stock shall each have a par value of $0.001 per share.

         (B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation, to fix or alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock; the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

             The first series of Preferred Stock shall consist of 100,000 shares and shall be designated Series A Preferred Stock. The powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock are as follows (unless otherwise stated to the contrary, all "Section" references in this Section (B) of this Article IV shall refer to the applicable sections contained in this Section (B) of this Article IV of this Amended and Restated Certificate of Incorporation):

         1.  Dividend Preference. In the event of distribution of dividends:

                  (a) The holders of the Series A Preferred Stock (the "Series A Holders") shall be entitled to receive, out of any assets legally available therefor, prior to and in preference over any of the holders of any other classes of shares of the Corporation, an amount of dividends per share of Series A Preferred Stock equal to the following: (i) the full Per Share Price (as defined in Section 3(e)), adjusted for any Recapitalization Event (as defined in
Section 4(b)), plus (ii) interest at the rate of seven percent (7%) per annum, compounded annually, from the date of filing of this Amended and Restated Certificate of Incorporation to the date of distribution of such dividends (the "Preferential Amount"), if and when declared by the Board of Directors of the Corporation. If the dividends thus distributed among the Series A Holders shall be insufficient to permit the payment to such holders of the full Preferential Amount, then the entire dividend amount available for distribution shall be distributed pro-rata among the Series A Holders in proportion to their respective holdings in the Corporation on an as-converted basis.

                  (b) After payment in full of the Preferential Amount, the remaining dividend amount then available for distribution shall be distributed pro-rata among the Series A Holders and the holders of the other classes of shares of the Corporation, in proportion to their respective holdings of shares in the Corporation on an as-converted basis.

         2. Voting Rights. The Series A Preferred Stock shall be voting stock. Except as otherwise expressly provided herein or as required by law, each Series A Holder shall be entitled to one vote for each share of Class A Common Stock into which such shares of Series A Preferred Stock could then be converted on the record date for such vote and shall have voting rights and powers equal to the voting rights and powers of such Class A Common Stock as if voting together with the Class A Common Stock as a single class, and shall be entitled to notice of any stockholders' meeting in accordance with the By-Laws of the Corporation and the General Corporation Law of the State of Delaware.

         3. Conversion Rights. The Series A Holders shall have the following rights and be subject to the following obligations with respect to the conversion of their respective shares of Series A Preferred Stock into shares of Class A Common Stock (the "Conversion Rights"):

             (a) Optional Conversion. The Series A Holders shall have the right, at their discretion, at any time after the date of issuance of such Series A Preferred Stock, to convert their shares of Series A Preferred Stock into fully paid and non-assessable shares of Class A Common Stock ("Optional Conversion") in accordance with the terms hereof.

             (b) Automatic Conversion. Notwithstanding anything to the contrary contained herein, shares of Series A Preferred Stock automatically shall be converted into fully paid and non-assessable shares of Class A Common Stock (an "Automatic Conversion") upon: (i) the consummation of a firm commitment initial public offering of the Corporation's securities (a "Qualified IPO"); (II) the acquisition of all or substantially all of the Corporation's shares or assets by a third party with the proceeds thereof resulting in the full realization by the Series A Holders of their investment in the Corporation (i.e. return of their entire investment, in U.S. dollars); or (iii) with the written consent of the Series A Holders holding 75% or more of the Series A Preferred Stock.

             (c) Calculation of Conversion. Under an Optional Conversion or an Automatic Conversion, each share of Series A Preferred Stock shall be convertible, at the office of the Corporation, into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the applicable Per Share Price by the applicable Conversion Price (as defined below) at the time in effect for such share. The date upon which shares of

Series A Preferred Stock are converted into shares of Class A Common Stock shall be deemed a "Conversion Event Date" with respect to such Series A Preferred Stock. The "Per Share Price" of each share of Series A Preferred Stock, for all holders thereof is $72.31. The initial Conversion Price for shares of Series A Preferred Stock shall be the Per Share Price of such shares, subject to any adjustments under Section 3(d) (the "Conversion Price").

             (d) Conversion Price Adjustment.

                  (1) Cases of Adjustment.

                  The Conversion Price shall be adjusted in the following
             cases: (i) upon each additional issuance by the Corporation of any New Securities (as defined below) at a price per share lower than the Per Share Price, the Conversion Price for the Series A Preferred Stock shall be adjusted to reflect the lower price per share as if the Series A Holder had made its investment based on such lower price; (ii) upon any Recapitalization Event (as defined in Section 4(1));
             (iii) upon any increase of the Corporation's issued share capital without receipt of consideration by the Corporation
             (other than under a stock option plan covering employees and consultants of the Corporation and its subsidiaries (an
             "Employee Plan")); and (iv) in the event that the Corporation makes any distributions, whether in cash or in securities or other assets, to any stockholder(s) or any affiliates of any stockholders other than Series A Holders
             (each of the foregoing, an "Adjustment Event"). For purposes of this Amended and Restated Certificate of Incorporation, the term "New Securities" shall mean any securities having voting rights in the election of the Board of Directors of the Corporation not contingent upon default, or any securities evidencing an ownership interest in the Corporation, or any securities convertible into or exercisable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing, but shall not include: (1) shares issued upon conversion of shares of any series of Preferred Stock; (2) options and shares issued under the terms of an Employee Plan; and (3) any shares of Class B Common Stock or any securities convertible into or exercisable for shares of Class B Common Stock.

                  (2) Additional Adjustment Provisions.

                      (A) No adjustments of a Conversion Price shall be
                  made in an amount less than one cent ($0.01) per share. No adjustment of a Conversion Price shall be made if it has the effect of increasing the Conversion Price beyond the applicable Conversion Price in effect for such series of Preferred Stock immediately prior to such adjustment.

                      (B) The consideration for the issuance of New
                  Securities shall be deemed to be the fair market value thereof as determined by the Board of Directors.

                      (C) In the case of the issuance of options to
                  purchase or rights to subscribe for Class A Common Stock, or securities by their terms convertible into or exchangeable for Class A Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, the aggregate maximum number of shares of Class A Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercise, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for shares of Class A Common Stock, or upon the exchange or conversion of such security, shall be deemed to have been issued at the time of the issuance of such options, rights or securities, at a consideration equal to the consideration (determined in the manner provided in Section 3(d)(2)(B)), received by the Corporation upon the issuance of such options, rights or securities plus any additional consideration payable to the Corporation pursuant to the term of such options, rights or securities for the shares of Class A Common Stock covered thereby. Notwithstanding the foregoing, if at the time of a Conversion Event Date, any options as to which an adjustment to the Conversion Price has been made in accordance with this Section 3(d)(2)(C) expire without having been exercised, then the Conversion Price shall be readjusted at the time of the Conversion Event Date, as if such option had not been issued (without any effect, however, on adjustments to the Conversion Price as a result of other events described in this Article IV).

                      (3) Subdivisions; Splits; Combinations. If the
                  Corporation subdivides, splits or combines its Class A Common Stock and/or Class B Common Stock, the Conversion Price shall be proportionately reduced, in case of subdivision or split of shares, as at the effective date of such subdivision or split, or if the Corporation fixes a record date for the purpose of so splitting or subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as the effective date of such combination, or, if the Corporation fixes a record date for the purpose of so combining, as at such record date, whichever is earlier.

                      (4) Increase of Issued and Outstanding Share Capital.
                  If the Corporation increases its issued and outstanding share capital without receipt of consideration (other than an issuance of shares pursuant to an Employee Plan), the Conversion Price shall be reduced proportionately.

                      (5) Dividends. If the Corporation at any time pays a
                  dividend with respect to any of its shares other than the Series A Preferred Stock, payable in additional shares of Class A Common Stock or Class B Common Stock, or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Class A Common Stock or Class B Common Stock, without any comparable payment or distribution respecting the Series A Preferred Stock (the "Common Stock Equivalents"), then the Conversion Price shall be adjusted as at the date the Corporation fixes as a record date for the purpose of paying such dividend (or if no such record date is fixed, as at the date of such payment) to that price determined by multiplying the applicable Conversion Price in effect immediately prior to such record date (or if no record date is fixed then immediately prior to such payment) by a fraction (a) the numerator of which shall be the total number of shares of Class A Common Stock and Class B Common Stock then outstanding plus those issuable with respect to Class A or Class B Common Stock Equivalents prior to the payment of such dividend, and
                  (b) the denominator of which shall be the total number of shares of Class A Common Stock and Class B Common Stock then outstanding plus those issuable with respect to Class A or Class B Common Stock Equivalents immediately after the payment of such dividend (plus, in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with such dividend).

             (e) Consideration other than Cash. In the case of issuance of Series A Preferred Stock or other securities for a consideration in whole or in part other than cash, the price per share for such issuance shall be deemed to be the fair market value thereof as determined by the Board of Directors.

             (f) Mechanics of Conversion. Before any Series A Holder shall be entitled (in the case of an Optional Conversion) to convert shares of Series A Preferred Stock into Class A Common Stock, he/it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names of any nominee for such holder in which the certificate or certificates for Class A Common Stock are to be issued. Such conversion (in the case of an Optional Conversion) shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Series A Preferred Stock to be converted, and the person or persons entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock as of such date. If the conversion is in connection with a Qualified IPO, then the conversion shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Corporation, but from and after such conversion any such certificates not tendered to the Corporation shall be deemed to evidence solely the Class A Common Stock received upon such conversion and the right to receive a certificate for such Class A Common Stock. If the conversion is in connection with a Qualified IPO, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Class A Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such offer of securities. The Corporation shall, as soon as practicable after the conversion and tender of certificates for Series A Preferred Stock thus converted, issue and deliver at such office to such Series A Holder or to the nominee or nominees of such Series A Holder or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid.

             (g) Other Distributions. In the event the Corporation declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV Section 3(d)(5), then, in each such case, the Series A Holders shall be entitled to receive such distribution in respect of their holdings on an as-converted basis as of the record date for such distribution.

             (h) Recapitalization of Class A Common Stock or Class B Common Stock. If at any time or from time to time there shall be a recapitalization of the Class A Common Stock or Class B Common Stock (other than a split, combination or merger or sale of assets transaction provided for elsewhere in this Article IV), provision shall be made so that the Series A Holders shall thereafter be entitled to receive upon conversion of the Series A Preferred

Stock the number of shares of Class A Common Stock or other securities or property of the Corporation or otherwise, to which a holder of shares of Class
A Common Stock deliverable upon conversion of the Series A Preferred Stock would have been entitled immediately prior to such recapitalization. In any such case, appropriate adjustments shall be made in the application of the provisions of this Article IV with respect to the rights of the Series A Holders after the recapitalization so that the provisions of this Article IV (including adjustments of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

             (i) No Avoidance. The Corporation will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder in this Article IV by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article IV and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Series A Holders against impairment.

             (j) Fractional Shares. No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Class A Common Stock to be issued shall be rounded to the nearest whole share.

             (k) Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article IV, the Corporation promptly shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Series A

Holder a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

             (l) Notification of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Series A Holder, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

             (m) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock (as adjusted to the extent Article IV hereof may be applicable), such number of shares of its Class A Common Stock as shall from time to time be sufficient to effect such conversion of all outstanding Series A Preferred Stock in accordance with the terms of this Article IV; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock in accordance with the terms of this Article IV, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Common Stock to such number of shares as shall be sufficient for such purposes.

         4. Liquidation Preference.

         A "Liquidation Event" shall mean any of the following events: (i) a dissolution, winding up or liquidation of the Corporation, whether voluntary or involuntary; (ii) a bankruptcy or insolvency proceeding under any bankruptcy or insolvency or similar law, whether voluntary or involuntary, which is properly commenced by or against the Corporation; and (iii) an appointment of a receiver or liquidator of all or a substantial part of the Corporation's assets. At the option of the holder of a majority of the outstanding Series A Preferred Stock, any of the events described in subsections (iv) through (vii) may be treated as a Liquidation Event: (iv) sale of all or of a substantial part of the assets of the Corporation; (v) merger of the Corporation with another entity in which event the Corporation is not the surviving entity and the shareholders of the Corporation do not own a majority of the shares of the surviving entity; (vi) acquisition or consolidation of the Corporation, or a similar corporate reorganization; or (vii) sale of 50% or more of the shares of the Corporation, in one transaction or in a series of related transactions. Upon a Liquidation Event, any assets (or securities) of the Corporation available for distribution (and in the case of certain reorganizations, mergers or consolidations, the securities received by the Corporation in such reorganization, merger or consolidation) shall be distributed pursuant to the following order of preference:

             (1) The Series A Holders shall be entitled to receive, prior to and in preference over any of the holders of any other classes of shares of the Corporation, an amount per share of Series A Preferred Stock equal to the full Per Share Price (adjusted for any additional issuances, share combination or subdivision, stock splits, bonus shares or any other recapitalization of the Corporation's shares (a "Recapitalization Event")), plus interest at the rate of seven percent (7%) per annum, compounded annually, from the date of the filing of this Amended and Restated Certificate of Incorporation to the date of distribution as described above (the "Series A Liquidation Amount"). If the assets (or securities) thus distributed among the Series A Holders shall be insufficient to permit the payment to all the Series A Holders of the full Series A Liquidation Amount, then the entire assets (or securities) available for distribution shall be distributed pro-rata among the Series A Holders in proportion to their respective holdings in the Corporation on an as converted basis.

             (2) After payment in full of the Series A Liquidation Amount the remaining assets (or securities) of the Corporation then available for distribution shall be distributed pro-rata among the Series A Holders and the holders of the other classes of shares of the Corporation, in proportion to their respective holdings of shares in the Corporation on an as-converted basis.

         5. Anti-Dilution. Until the consummation of a Qualified IPO, if the Company issues New Securities (as "Additional Issuance") at a price per share lower than the Per Share Price (adjusted for a Recapitalization Event), then the Conversion Price of the Series A Preferred Stock shall be reduced as described in Article IV Section 3(d)(i) so that upon the conversion of the Series A Preferred Stock, each Series A Holder shall be entitled to receive, for no additional consideration, additional shares of Class A Common Stock as if the Series A Holders had made their investments based on the lower price (full ratchet adjustment) all as set forth in Article IV.

         (C) Common Stock. The Class A Common Stock and the Class B Common Stock shall have the same rights and privileges set forth below except as to voting.

         1. Dividend Rights. Subject always to the prior rights of holders of all other classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

         2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Article IV Section 4.

         3. Voting Rights. The Class A Common Stock shall be voting stock. Each share of Class A Common Stock shall have one vote, and the holder of Class A Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the By-Laws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The holders of Class B Common Stock shall not be entitled to any vote on any matter on which the stockholders of the Corporation may vote, except as provided or required by law.

                                    ARTICLE V
                                    ---------

         The Corporation reserves the right to adopt, repeal, rescind, amend or restate in any respect any provisions contained in these Articles in the manner now or hereafter prescribed by applicable law and in accordance with the terms of the Articles, and all rights conferred on stockholders herein are granted subject to this reservation.

                                   ARTICLE VI
                                   ----------

         All corporate powers shall be exercised by the Board of Directors, except as otherwise provided by statute or by this Amended and Restated Certificate of Incorporation, or any amendment thereof, or by the By-Laws. Directors need not be elected by written ballot. The By-Laws may be adopted, amended or repealed by the Board of Directors of the Corporation, except as otherwise provided by law, but any By-law made by the Board of Directors is subject to amendment or repeal by the stockholders of the Corporation.

                                   ARTICLE VII
                                   ----------

         To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the Delaware General Corporation Law now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such By-Laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of this Amended and Restated Certificate of Incorporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided under this Article VII with respect to any acts or omissions occurring prior to such amendment or repeal.

                                  ARTICLE VIII
                                  ------------

         The Board of Directors of the Corporation is expressly authorized to make, alter or repeal By-Laws of the Corporation, but the stockholders may make additional By-Laws and may alter or repeal any By-Law whether adopted by them or otherwise.

                                   ARTICLE IX
                                   ----------

         The Corporation is to have perpetual existence.